UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2018

BORQS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

British Virgin Islands	001- 37593	N/A
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building B23-A, Universal Business Park No. 10 Jiuxianqiao Road Chaoyang District, Beijing, China	100015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (86) 10-5975-6336

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On November 29, 2018, Borqs Technologies, Inc. (the “Company”) and its indirect wholly owned subsidiary BORQS Beijing Ltd. (“BORQS Beijing”) entered into a loan agreement (the “Loan Agreement”) with HHMC Microelectronics Co., Ltd. (“HHMC’), pursuant to which HHMC would loan BORQS Beijing $2,572,213 without interest. The loan is payable on December 31, 2018. BORQS Beijing also agreed to pledge all equity interest it owns of other entities, dividends thereof and its account payables. The Company and Pat Chan, the Company’s Chairman and Chief Executive Officer, agreed to provide a guarantee of BORQS Beijing’s obligations under the Loan Agreement.

The Loan Agreement was entered into for the purpose of extending the date to repay amounts due under certain procurement and sales service agreement (the “Procurement Agreement”), dated November 20, 2017, with HHMC pursuant to which HHMC would make advances to Borqs International Holding Corp., a direct wholly-owned subsidiary of the Company, up to a maximum of $5,000,000 to purchase components from third party vendors. The Procurement Agreement had an initial maturity term of three months, which was subsequently extended to May 28, 2018. The amounts loaned under the Loan Agreement represent all amounts due under the Procurement Agreement, and the Loan Agreement supersedes the terms and conditions of the Procurement Agreement in all respects.

The foregoing descriptions of the Loan Agreement are only a summary and are qualified in their entirety by reference to the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off Balance-Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 8.01 Other Events

As previously reported, the Company was in arbitration pending before the International Chamber of Commerce with Samsung Electronics Co., Ltd. (“Samsung”) to resolve a dispute regarding royalties payable to the Company under a software license agreement the Company had with Samsung. Samsung alleged that, for the period starting the fourth quarter of 2010 through mid-2012, the Company was overpaid royalties in the amount of approximately $1.67 million due to a clerical error in Samsung’s accounting department that enabled the Company to receive royalties on sales of Samsung handsets that did not contain its software. Samsung was seeking repayment of the $1.67 million plus accrued interest of 12% per annum and as well as reimbursements of reasonable fees including attorney fees and arbitration costs.

After arbitration hearings held in May 2018, on November 27, 2018, the International Chamber of Commerce notified the Company of its decision and issuance of an arbitration award (the “Award”), which the Company received on November 29, 2018. Pursuant to the Award, the Company has the obligation to pay Samsung an aggregate of $2,546,401 plus an interest of 9% per annum starting May 16, 2018 until full payment is paid. Samsung was also awarded its attorney’s fees and expenses in the aggregate amount of approximately $1.73 million. The Company is currently in discussion with Samsung to structure a payment schedule for its obligations under the Award. The Company is also considering to file a separate complaint against Samsung for infringing its intellectual property that has been used in certain Samsung mobile phone models other than the models in China.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

10.1	Loan Agreement, effective November 29, 2018, by and among BORQS Beijing Ltd., HHMC Microelectronics Co., Ltd., Borqs Technologies, Inc. and Pat Chan.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Borqs Technologies, Inc.

Date: December 6, 2018	By:	/s/ Anthony K. Chan
Anthony K. Chan
Chief Financial Officer

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